Exhibit 10.3

ORIGINAL

BPTIME3

TIME CHARTERPARTY

PRODUCED IN ASSOCIATION WITH

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

© 1st Edition - February 2001

© BP SHIPPING LIMITED

Registered in England and Wales: No. 140132

Registered Office:- ~~Breakspear-Park, Breakspear Way, Hemel Hempstead, Herts, HP2 4UL.~~

INDEX TO CLAUSES - BPTIME3

Clause		Page

Commercial Provisions

1	Delivery and Charter Period	6
2	Cancellation	6
3	Redelivery	6
4	Notices of Delivery and Redelivery	7
5	Bunkers on Delivery and Redelivery	7
6	Cargoes	7
7	Trading Limits	7
8	Hire	7

Owners’ Rights and Obligations

9	Owners’ Obligations	8
10	Master and Crew	9
11	Bills of Lading and Waybills	9
12	Drugs and Alcohol Policy	10
13	Dry-docking	10
14	Lien	10

Charterers’ Rights and Obligations

15	Charterers’ Obligations	10
16	Space available to Charterers	11
17	Loading and Discharge / Ship-to-ship Transfers	11
18	Performance of Vessel - Speed and Consumption	11
19	Off-hire	11
20	Laying up	12
21	Storage	12
22	Sub-let	13
23	Supernumeraries	13
24	Vessel/Cargo Inspections / Bunker Surveys	13

Special Provisions

25	Clause Paramount	13
26	Salvage	14
27	Ice	14
28	Requisition	14
29	Outbreak of War	14
30	War Risks	14
31	General Average	15
32	New Jason	15
33	Both-to-blame Collision	16
34	Oil Pollution Prevention	16
35	Exceptions	17
36	Law	17

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Codeword for this Charterparty

“BPTIME3”

TIME CHARTERPARTY

Date 20th July 2007

PREAMBLE

It is this day agreed between SENATORE SHIPPING COMPANY LIMITED of

(“Owners”) being owners /~~disponent owners~~ of the motor/~~steam~~ tank vessel (delete as applicable) called

SENATORE	(“Vessel”)

and BP SHIPPING LIMITED

of

(“Charterers”) that the service for which provision is herein made shall be subject to the terms and conditions of this Charter which comprises this PREAMBLE, PART 1 and PART 2, together with the OCIMF Vessel Particulars Questionnaire current at the date hereof and the BPTIME3 Questionnaire (together referred to as the “Questionnaire”) as attached hereto.

Unless the context otherwise requires, words denoting the singular include the plural and vice versa.

In the event of any conflict between the provisions of PART I and PART 2 of this Charter, the provisions of PART 1 shall prevail.

In the event of any conflict between the provisions of PART 1 or PART 2 of this Charter and any provisions in the Questionnaire, the provisions of PART 1 or PART 2 of this Charter shall prevail.

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PART 1

A.	Name of Vessel: SENATORE

B.	Charter Period: three (3) years plus/minus thirty (30) days in Charterers option

C.	Laydays/Cancelling:

Commencing: 0001 hours local time on 1st September 2007 (“Commencement Date”)
Cancelling: 1600 hours local time on 30th September 2007 (“Cancelling Date”)

D.	Place of Delivery: Dropping outward sea pilot one (1) port United States Gulf / Caribbean Sea / United States Atlantic Coast / United Kingdom/Continent /Mediterranean / East Coast Canada within IWL in Owners option*

E.	Vessel shall be delivered with the following cargo history:

F.	Place of Redelivery: Dropping outward sea pilot one (1) port United Kingdom/Continent/ Mediterranean Sea /East Coast Canada within IWL / United States Atlantic Coast / United States Gulf / Caribbean Sea / in Charterers option

G.	Bunkers on Delivery and Redelivery: expected bunker o/b on arrival Cristobal on delivery: 300mt FO RMG 380, 40 mt MGO DMA

H.	Rate of Hire: US $26,000 per day/pro rata plus US $1,500 lumpsum, per month for overtime, victualling and representation

I.	Owners’ Payment Details: The Royal Bank of Scotland Plc - London —Credit Acct : Senatore Shipping Company Limited •Account Nr : SENASHI-USD1 Iban :GB53RBOS16630000345745 —Swift : RBOSGB2L

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J.	Bunker Specifications: IFO RMG 380 and MGO DMA, as per ISO 8217-2005, as amended from time to time, always complying with local and IMO SECA regulations and restrictions.

K.	Permitted Cargoes: Crude petroleum and/or its Clean Petroleum Products and Dirty Petroleum Products including CBFS and LSWR however always excluding, Orimulsion, Asphalt, Bitumen, and Casing Head and always in accordance with vessels coating resistance list, class certificates and vessel’s trim, stability and stress requirements. Charterers not to redeliver vessel with last cargo CBFS or LSWR Maximum three grades within vessel’s natural segregations with double valve separation. If heat is required, the vessel will maintain cargo loaded temperature maximum 135 deg F. Maximum loaded temperature 75 deg C —

L.	Trading Limits: Worldwide within IWL and always excluding Albania, North Korea, Orinoco River, Haiti and/or Cuba, Iraq, Yemen, Cambodia, Nonoc Island, Liberia. Sierra Leone, Lebanon, Amazon River, Chinese River Ports, Russian Pacific Ports, Somalia and areas where UN or the flag state sanctions exists. Trading with Israel is permitted except during the last three (3) months of the charter period. Vessel not to force ice nor follow ice breakers

M.	Additional Clauses:

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PART 2

COMMERCIAL PROVISIONS

1.	DELIVERY AND CHARTER PERIOD

1.1	Owners agree to let and Charterers agree to hire the Vessel from the time of delivery for a Charter Period as set out in PART 1, Section B. The Vessel shall be placed at the disposal of Charterers at the Place of Delivery as set out in PART 1, Section D. The Vessel shall not be delivered to Charterers prior to the Commencement Date.

1.2	Upon delivery the Vessel shall be tight, staunch, strong, in every way fitted for service, with cargo spaces, facilities and equipment ready to receive, carry and deliver cargo, and with a full complement of Master, officers and crew fully competent, certified and experienced to perform the services contracted for, and in all material respects meeting the description of the Vessel set out in the Questionnaire. Without prejudice to the aforesaid, upon delivery Owners, Master, officers, crew and all documents shall conform in all parts and in all material respects with the responses submitted in the Questionnaire.

2.	CANCELLATION

2.1	If the Vessel is not ready in accordance with Clause 1 and at Charterers’ disposal by the Cancelling Date (which term shall for the purposes of this Clause include any new Cancelling Date determined under this Clause 2) Charterers shall have the option of cancelling this Charter within forty-eight (48) hours after the Cancelling Date.

2.2	Owners undertake to notify Charterers promptly if at any time Owners or the Master have reason to believe that the Vessel may not be delivered in accordance with Clause 1 by the Cancelling Date. Such notification is to be in writing and shall state the date and time that Owners expect the Vessel to be ready to be delivered.

2.3	If at any time it appears to Charterers that the Vessel will not be delivered in accordance with Clause 1 by the Cancelling Date, Charterers may require Owners to state in writing the date and time that they expect the Vessel to be ready to be delivered, such statement to be given within ninety-six (96) hours of Charterers’ request.

2.4	If the date and time notified by Owners pursuant to sub-clauses 2.2, 2.3 or 4.1 falls after the Cancelling Date then Charterers shall have the option of cancelling this Charter within one hundred and twenty (120) hours of receipt of the said notice from Owners or within ~~forty-eight (48)~~ twenty four (24) hours after the Cancelling Date, whichever is earlier.

If Charterers do not exercise their option to cancel this Charter then the new Cancelling Date for the purpose of this Clause 2 shall be twelve (12) hours after the date and time notified by Owners pursuant to sub-clauses 2.2 or 2.3, or such other date and time as may be mutually agreed.

2.5	If Owners fail, or fail timeously, to respond in writing to Charterers when required to do so under sub-clause 2.3, Charterers shall have the option of cancelling this Charter within one hundred and twenty (120) hours after the period allowed for Owners’ response under sub-clause 2.3, or within forty-eight (48) hours after the Cancelling Date, whichever is earlier.

3.	REDELIVERY

3.1	The Vessel shall be redelivered to Owners at the Place of Redelivery stipulated in PART 1, Section F on the expiry of the Charter Period, on completion of its final voyage on dropping last outward bound pilot, or as may otherwise be agreed.

3.2

Notwithstanding the provisions of sub-clauses 1.1 and 3.1 hereof, should the Vessel at the expiry of the Charter Period be on a ballast voyage to the Place of Redelivery or on a laden voyage (which for the purposes of this Clause shall be deemed to have commenced at the end of the sea

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passage to the first loadport), then Charterers shall have the use of the Vessel at the same rate and conditions for such extended time as may be necessary for the completion of the voyage on which it is engaged and, where required, its ballast voyage to the Place of Redelivery.

4.	NOTICES OF DELIVERY AND REDELIVERY

4.1	The below notices shall be given by Owners to Charterers in the case of delivery, and by Charterers to Owners in the case of redelivery:-

4.1.1	One calendar month prior to delivery / redelivery, approximate notice shall be given specifying the anticipated date for delivery / redelivery.

4.1.2	Fifteen days prior to delivery / redelivery, approximate notice shall be given specifying the firm date and estimated time of delivery / redelivery.

4.1.3	Thereafter seven, three, two and one day(s) prior to delivery / redelivery, notice shall be given reconfirming or advising of any adjustment to the date and time given in accordance with sub-clause 4.1.2. In addition, during the last fourteen days prior to delivery / redelivery, prompt notice shall be given of any variation of more than six (6) hours in the estimated time of delivery / redelivery.

4.2	If the Charter grants Owners or Charterers an option for the Place of Delivery or Redelivery, notice of the anticipated Place of Delivery / Redelivery shall be given one calendar month before delivery / redelivery, and firm nomination of the Place of Delivery / Redelivery shall be given fifteen days before delivery / redelivery. Places of delivery/redelivery shall be nominated together with definitive notices as per clause 4.1.3 and if known expected port of delivery/redelivery be given with notices in 4.1.1 and 4.1.2.

5.	BUNKERS ON DELIVERY AND REDELIVERY

5.1	The Vessel shall be delivered with about the quantity of fuels stated in PART 1, Section G and shall be redelivered with about the same quantity.

5.2	Charterers shall accept and pay for all fuels on board at the time of delivery and Owners shall accept and pay for all fuels on board at redelivery (whether at the end of the Charter Period or upon termination of the Charter for other reasons), all at the price paid (net of all discounts and rebates) as substantiated by such documents as may reasonably be required. Charterers’ payment for fuels on board at the time of delivery shall be made together with the first payment of hire. Charterers shall be entitled to deduct from the last payment of hire the value of fuels anticipated to be on board at redelivery.

6.	CARGOES

6.1	Charterers shall have the right to ship all lawful cargoes falling within the description set out in PART 1, Section K.

6.2	Charterers shall not ship, nor permit to be shipped, any cargo dangerous to the Vessel.

7.	TRADING LIMITS

The Vessel shall be employed in lawful trades within Institute Warranty Limits and within the Trading Limits set out in PART 1, Section L.

8.	HIRE

8.1	Charterers shall pay hire per day or pro rata for part of a day from the time the Vessel is delivered to Charterers until its redelivery to Owners in the currency and at the rate stated in PART 1, Section H. All calculation of hire shall be by reference to Universal Time Co-ordinated (UTC).

8.2

The first payment of hire shall be made on or about the date of delivery, paying the hire in advance up to, but not including, the first day of the succeeding month. All subsequent payments of hire shall be made monthly in advance on the first day of each calendar month to the account stipulated in PART 1, Section I in funds available to Owners on the due date. If, however, in a

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given month the due date is a non-banking day in the United States (if hire is to be paid in US Dollars) or in the country stated in PART 1, Section I, then the subject month’s hire shall be paid on the next banking day.

8.3	Hire for the month in which the anticipated date for redelivery falls shall be made up to and including the anticipated date of redelivery. Any necessary adjustments shall be made by payment by Owners to Charterers or by Charterers to Owners, as the case may be, within twenty-eight (28) days after redelivery.

8.4	Where there is a failure to pay hire by the due date, Owners shall notify Charterers in writing of such failure. Within five (5) banking days of receipt of such notification Charterers shall pay the amount due, failing which Owners shall have the right to suspend the performance of any or all of their obligations under this Charter and/or to withdraw the Vessel. If Owners elect to suspend performance of the Charter in respect of a particular late payment, they may still, notwithstanding that suspension of performance, withdraw the Vessel from the Charter in respect of that late payment provided they give a further twenty-four (24) hours’ notice in writing of their intention to withdraw. Under no circumstances shall the act of suspending performance be construed as a waiver by Owners of the right to withdraw in respect of the continuing failure to pay hire or any subsequent late payment of hire under this Charter. Throughout any period of suspended performance under this Clause, the Vessel is to be and shall remain on hire. Charterers undertake to indemnify Owners in respect of any liabilities incurred by Owners under the bill of lading or any other contract of carriage as a consequence of Owners’ proper suspension of and/or withdrawal from any or all of their obligations under this Charter.

8.5	On production of supporting vouchers, Charterers shall be entitled to deduct from hire any expenditure incurred on behalf of Owners which is for Owners’ account under this Charter as well as any other costs and expenses due to Charterers which this Charter entitles them to deduct from hire. ~~Charterers shall be entitled to a commission of 2.5% on expenditure settled on behalf of Owners~~.

8.6	Charterers may, at any time during the three months prior to the end of the Charter Period set out in PART 1, Section B, deduct from hire any amount which they reasonably estimate will be due to them at the end of the Charter Period in respect of expenditure on behalf of Owners, bunkers on redelivery, anticipated performance claims and any other similar claims Charterers may have against Owners.

OWNERS’ RIGHTS AND OBLIGATIONS

9.	OWNERS’ OBLIGATIONS

9.1	Without prejudice to Clause 1, Owners shall exercise due diligence to maintain the Vessel in, or restore the Vessel to, the condition required pursuant to Clause 1 throughout the Charter Period.

9.2	Owners undertake that from the date of entering into this Charter the classification society, flag, ownership, management (whether technical or commercial) and P&I Insurers of the Vessel shall not change without Charterers’ prior consent. Without prejudice to any other right that Charterers may have, a breach of this provision will entitle Charterers to terminate this Charter, whereupon Owners shall reimburse Charterers with any hire paid in advance and not earned. Should Charterers withhold consent under this Clause, then Owners may require Charterers to promptly identify to them an alternative acceptable to Charterers.

9.3	Owners undertake that from the date of entering into this Charter the amount of Hull and Machinery insurance on the Vessel shall not change without Charterers’ prior consent, which shall not be unreasonably withheld.

9.4	Without prejudice to Clause 1, and provided always that Owners are granted a reasonable time to perform cleaning, Owners shall throughout the Charter Period ensure that the Vessel presents for loading with its tanks, pumps and pipelines properly prepared to the satisfaction of any inspector appointed by or on behalf of Charterers and ready for loading the cargo specified by Charterers. Vessel to be delivered with either clean or dirty background/condition.

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9.5	Owners shall remain responsible for the navigation of the Vessel, acts of pilots, tug boats and crew, same as when trading for their own account. Owners undertake that throughout the period of this Charter they will, at their own expense, comply with the regulations in force from time to time so as to enable the Vessel to pass through the Suez and Panama Canals by day and by night without delay.

9.6	Without limitation to the foregoing, Owners shall provide and pay for:-

9.6.1	provisions, wages (including overtime), discharging fees and all other expenses related to the Master, officers and crew; and

9.6.2	cabin, deck, engine-room and other necessary stores, including domestic water (but always excluding fresh water for tank cleaning which shall always be for Charterers account);

9.6.3	radio traffic and other communication expenses; and

9.6.4	insurance on the Vessel fully covering P&I risks and (without prejudice to Charterers’ rights to freely trade the Vessel) standard oil pollution cover up to the level customarily offered by the International Group of P & I Clubs (currently US$1,000 million), Hull and Machinery and basic War Risks in accordance with the information set out in the Questionnaire; and

9.6.5	all documentation required to permit the Vessel to trade within the Trading Limits set out in PART 1, Section L, including but not limited to the certificates and documentation confirmed by Owners in the Questionnaire to be in place and such documentation shall be maintained in force during the currency of the Charter.

10.	MASTER AND CREW

10.1	The Master, although appointed by Owners, shall throughout the Charter Period be under the orders and directions of Charterers as regards employment, agency or other arrangements and shall render Charterers all reasonable assistance with the officers, crew and equipment (including but not limited to connecting and disconnecting hoses for loading and discharging, verifying fuel samples and the procedure associated with the delivery of fuel) and supply Charterers with such information and documentation as they may from time to time require (including but not limited to logs, time sheets, safety performance information and certification relating to officers, crew or Vessel).

10.2	The Master shall, throughout the Charter Period, operate the Vessel and carry out his duties in a manner consistent with good seamanship, complying with the recommendations set out in the latest edition of ISGOTT and maintaining the safety of the Vessel, its crew, the cargo and the environment, and shall prosecute all voyages with due despatch.

10.3	The Master shall observe regulations and recommendations as to traffic separation and routeing as issued, from time to time, by responsible organisations or regulatory authorities, or as promulgated by the State of the flag of the Vessel or the State in which management of the Vessel is exercised.

10.4	If Charterers are dissatisfied with the conduct of the Master or any officer or crew member, Owners shall on receiving particulars of the complaint, promptly investigate the same, and, if necessary, make a change in the appointment.

11.	BILLS OF LADING AND WAYBILLS

11.1	Bills of lading and waybills shall be signed as Charterers direct, without prejudice to this Charter. Charterers hereby indemnify Owners:-

11.1.1	against all liabilities that may arise from the signing of bills of lading and waybills in accordance with the directions of Charterers to the extent that the terms of such bills of lading and waybills impose more onerous liabilities than those assumed by Owners under the terms of this Charter; and

11.1.2	against claims brought by holders of bills of lading and waybills against Owners by reason of any deviation ordered by Charterers.

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11.2	All bills of lading and waybills issued under this Charter shall include a Clause Paramount and War Risks, New Jason, General Average, and Both-to-Blame Collision clauses, in the form set out in this Charter.

12.	DRUGS AND ALCOHOL POLICY

12.1	Owners undertake that they have, and shall maintain for the duration of this Charter, a policy on Drugs and Alcohol Abuse applicable to the Vessel (the “D & A Policy”) that meets or exceeds the standards in the OCIMF Guidelines for the Control of Drugs and Alcohol Onboard Ship 1995 as amended from time to time.

12.2	Owners shall exercise due diligence to ensure that the D & A Policy is understood and complied with on and about the Vessel. An actual impairment, or any test finding of impairment, shall not in and of itself mean that Owners have failed to exercise due diligence.

13.	DRY-DOCKING - see additional clause 6

Without prejudice to Clause 19, Owners shall have the right at their expense to take the Vessel out of service, including placing the Vessel in dry-dock. For emergency repairs this right may be exercised in accordance with Owners’ discretion. For routine maintenance and surveys, the right may only be exercised at a time and place mutually agreed upon by Owners and Charterers.

14.	LIEN

Owners shall have a lien upon all cargoes, hire, sub-hire, freights and sub-freights for any amounts owed by Charterers under this Charter.

CHARTERER’S RIGHTS AND OBLIGATIONS

15.	CHARTERERS’ OBLIGATIONS

15.1	Charterers shall furnish the Master with full and timely instructions.

15.2	Charterers shall provide and/or pay for:-

15.2.1	all fuels of a quality suitable for burning in the Vessel’s engines and auxiliaries (which shall comply with the description in PART 1, Section J) except for quantities of fuel consumed while the Vessel is off-hire which shall be for Owners’ account; and

15.2.2	port charges, light and canal dues, and all other charges or expenses relating to loading and discharging; and

15.2.3	agency fees for normal ship’s husbandry at all places or ports of call; and

15.2.4	towage, pilotage and all mooring, loading and discharging facilities and services, provided always that Charterers shall bear no liability for the negligence or misconduct exercised by the providers of such services and facilities.

15.3	Any additional premiums charged by the providers of oil pollution cover by reason of loading or discharging at ports in the USA or USA-controlled territories shall be for Charterers’ account and shall be re-imbursed to Owners together with the instalment of hire next falling due following presentation to Charterers of proper receipts evidencing payment.

15.4	Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of Owners.

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16.	SPACE AVAILABLE TO CHARTERERS

16.1	The whole reach, burthen and decks of the Vessel, and its passenger accommodation (including Owners’ suite if any), shall be at Charterers’ disposal, reserving only proper and sufficient space for the Vessel’s Master, officers, crew, tackle, apparel, furniture, provisions, stores and lubricating oil.

16.2	The weight of stores and lubricating oil stored on board shall not at any time during the Charter Period, unless specifically agreed, exceed the tonnage shown in the Questionnaire.

17.	LOADING AND DISCHARGE / SHIP-TO-SHIP TRANSFERS

17.1	The Vessel shall be loaded and discharged at any port (which term for the purpose of this Charter shall include any port, berth, dock, loading or discharging anchorage or offshore location, submarine line, single point or single buoy mooring facility, alongside vessels or lighters or any other place whatsoever as the context requires) in accordance with Charterers’ instructions. Before instructing Owners to direct the Vessel to any port, Charterers shall exercise due diligence to ascertain the safety of such port, but Charterers do not warrant the safety of any port and shall be under no liability in respect thereof except for loss or damage caused by Charterers’ failure to exercise due diligence.

17.2	Charterers shall have the option of transferring the whole or part of the cargo (which shall include topping-off and lightening) to or from any other vessel including, but not limited to, an ocean going vessel, barge and/or lighter (the “Transfer Vessel”).

All transfers of cargo to or from Transfer Vessels shall be carried out in accordance with the recommendations set out in the latest edition of the “ICS/OCIMF Ship to Ship Transfer Guide (Petroleum)”. Owners undertake that the Vessel and its crew shall comply with such recommendations, and similarly Charterers undertake that the Transfer Vessel and its crew shall comply with such recommendations. Charterers shall provide and pay for all necessary equipment including suitable fenders and cargo hoses. Charterers shall have the right, at their expense, to appoint supervisory personnel to attend on board the Vessel, including a mooring master, to assist in such transfers of cargo. Charterers are permitted to use the vessel for upto maximum two (2) lighterage operations per calendar month.

18.	PERFORMANCE OF VESSEL - SPEED AND CONSUMPTION

18.1	Unless otherwise ordered by Charterers, the Vessel shall perform all voyages at the service speed stated in the Questionnaire.

18.2	Owners warrant that the Vessel is and shall remain capable of maintaining, throughout the Charter Period, the speeds and bunker consumptions for propulsion described in the Questionnaire under normal working conditions and in moderate weather (which for the purpose of this Clause shall exclude any periods of winds exceeding Force 5 on the Beaufort Scale). Charterers shall have the right to make deductions from hire in respect of any time lost and any additional bunkers consumed by reason of the Vessel’s failure to maintain the warranted capability. Any over-performance to offset any under-performance provided it is understood that Charterers shall not be under any obligation to pay any more than the hire rate.

19.	OFF-HIRE

19.1	The Vessel shall be off hire on each and every occasion that there is a loss of time arising out of or In connection with the Vessel being unable to comply with Charterers’ instructions (whether by way of interruption or reduction in the Vessel’s services, or in any other manner) on account of:-

19.1.1	any damage, defect, breakdown, deficiency of or accident to the Vessel’s hull, machinery, equipment or cargo handling facilities, or maintenance thereto; or

19.1.2	any default and/or deficiency of the Master, officers or crew, including the failure or refusal or inability of the Master, officers and/or crew to perform the services required; or

19.1.3	any breach of sub-clause 9.6.5; or

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19.1.4	any other cause preventing the full working of the Vessel.

Notwithstanding the aforesaid, if the total loss of time pursuant to this sub-clause 19.1 is less than three hours in any one calendar month, the Vessel shall not be off-hire.

19.2	If the Vessel deviates, unless ordered to do so by Charterers, it shall be off-hire from the commencement of such deviation until the Vessel is again ready to resume its service from a position not less favourable to Charterers than that at which the deviation commenced. For the purposes of this Clause the term deviation shall include stopping, reducing speed, putting back or putting into any port or place other than that to which it is bound under the instructions of Charterers for any reason whatsoever, including for maintenance, dry-docking, taking on stores or fresh water, but shall exclude deviations made to save life or property. Should the Vessel deviate to avoid bad weather or be driven into port or anchorage by stress of weather, the Vessel shall remain on hire and all port costs thereby incurred and bunkers consumed shall be for Charterers’ account. Any service given or distance made good by the Vessel while off-hire shall be taken into account in assessing the amount to be deducted from hire.

19.3	Any time during which the Vessel is off-hire under this Charter may be added, at Charterers’ option, to the Charter Period. Such option shall be declared in writing not less than one month before the expected date of redelivery, or promptly if such event occurs less than one month before the expiry of the Charter Period. If Charterers exercise their option to extend the Charter Period pursuant to this Clause, the Charter Period shall be deemed to include such extension and hire shall be payable at the rate(s) which would have been payable but for the relevant off-hire event.

20.	LAYING UP

Charterers shall have the option to lay up the Vessel at a place nominated by them and acceptable to Owners. Charterers shall exercise due diligence to ascertain the safety of such place but shall be under no liability in respect thereof except for loss or damage caused by Charterers’ failure to exercise due diligence. If Charterers exercise the option to lay up the Vessel then the hire stipulated in PART 1, Section H shall be adjusted to reflect any net increase in expenditure reasonably incurred (including but not limited to costs reasonably incurred in preparing the Vessel for lay up as well as restoring it to the condition in which it was immediately prior to laying up) or net saving which should reasonably be made by Owners as a result of such lay up.

21.	STORAGE

Charterers shall have the option of using the Vessel for floating storage but Charterers undertake not to use the Vessel for floating storage in areas where additional premiums for War Risks Insurance are charged by the Vessel’s War Risks Insurance underwriters.

Vessel to be used as a storage tanker maximum 30 days per year, provided that:

•

•	a. Storage operations are carried out in a sheltered and safe location at Master’s discretion and the vessel can be at anchor or drifting during floating operations always at Owners discretion

•

•	b. Extra fresh water, if needed, to be for Charterers account.

•

•	c. Bunkers consumed during storage operations shall not account for vessel’s performance as per clause 18.

•

•

d. If the Vessel stays or is laid up for more than 20 days in a port and/or anchorage and/or berth, then Owners to notify Charterers that the Vessel’s performance may be affected and Owners will not be responsible for changes in the Vessel’s description of speed and consumptions, until the Vessel’s hull has been scrubbed which Owners shall arrange at their and Charterers’ earliest convenience, and which shall be at Charterers’ time and expense. For the avoidance of about, under this clause if the vessel stays or is laid up for more than 20 days as a result of Owners act and/or omission and/or breach of charter then the warranted speed and consumption figures will apply and the cost of any hull cleaning will be for Owners account, and the vessel will be off-hire for the period of any such hull cleaning

•

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22.	SUB-LET

Charterers may sub-let the Vessel without prejudice to the respective rights and obligations of either party under this Charter and provided Charterers shall remain responsible towards Owners for the performance of this charter party.

23.	SUPERNUMERARIES

Charterers may send upon reasonable notice supernumeraries in the Vessel’s available accommodation upon any voyage made under this Charter. In such event Owners shall provide provisions and all requisites, as supplied to officers, except alcohol. Charterers shall pay the rate of US$20 per day for each representative while on board of the vessel. Charterers’ representative shall sign Owners’ P&I letter of indemnity prior to boarding

24.	VESSEL/CARGO INSPECTIONS/BUNKER SURVEYS

Charterers at their time and expense shall be entitled to cause their representative (which term includes any independent surveyor appointed by Charterers) to carry out inspections of the Vessel and/or observe cargo operations and/or ascertain the quantity and quality of the cargo, water and residues on board, including the taking of cargo samples, inspection and copying of the Vessel’s logs, documents and records (which shall include but not be limited to the personal notes of the Master, officers or crew relating to the operation of the Vessel, the rough log book and computer generated data) at any loading and/or discharge port. Charterers’ representative may also conduct any of the aforementioned operations at or off any other port to which Charterers may require the Master to divert the Vessel at any time after leaving any loading port. Charterers shall obtain the consent of the owners of any cargo on board at the time before requiring the Vessel to be diverted.

Charterers’ representative shall be entitled to survey, and take samples from, any or all of the Vessel’s cargo tanks, bunker fuel tanks and non-cargo spaces at any place referred to above.

SPECIAL	PROVISIONS

25.	CLAUSE PARAMOUNT

Charterers undertake that all bills of lading and waybills issued under this Charter shall contain the following:

“CLAUSE PARAMOUNT

(1)	This Bill of Lading shall have effect subject to any national law making the International Convention for the unification of certain rules of law relating to bills of lading signed at Brussels on 25th August 1924 (The Hague Rules) or the Hague Rules as amended by the Protocol signed at Brussels on 23rd February 1968 (The Hague/Visby Rules) compulsorily applicable to this Bill of Lading. If any term of this Bill of Lading be repugnant to that legislation to any extent, such term shall be void to that extent but no further. Neither the Hague Rules nor the Hague/Visby Rules shall apply to this Bill of Lading where the goods carried hereunder consist of live animals or cargo which by this Bill of Lading is stated as being carried on deck and is so carried.

(2)	Save where the Hague or Hague/Visby Rules apply by reason of (1) above, this Bill of Lading shall take effect subject to any national law in force at the port of shipment or place of issue of the Bill of Lading making the United Nations Convention on the Carriage of Goods by Sea 1978 (the Hamburg Rules) compulsorily applicable to this Bill of Lading in which case this Bill of Lading shall have effect subject to the Hamburg Rules which shall nullify any stipulation derogating therefrom to the detriment of the shipper or consignee.

(3)	Where the Hague, Hague/Visby or Hamburg Rules are not compulsorily applicable to this Bill of Lading, the carrier shall be entitled to the benefits of all privileges, rights and immunities contained in Articles I to VIII of the Hague/Visby Rules.

(4)	Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law”.

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26.	SALVAGE

The Master is authorised to render assistance to other vessels. All salvage and remuneration for such assistance shall be for Owners’ and Charterers’ equal benefit after deducting the Master’s and Crew’s proportion and all costs, expenses and sacrifices (including but not limited to loss of time, off-hire, hire paid, repairs to the Vessel and bunker fuel consumed). Any non-contractual liability to third parties shall be for Owners’ account unless it solely affects the salvage remuneration.

27.	ICE

The Vessel shall not be required to enter or remain in any icebound port or area nor follow ice-breakers, nor any port or area where lights, lightships, markers or buoys have been or are about to be withdrawn by reason of ice, nor where on account of ice there is, in the Master’s sole discretion, a risk that, in the ordinary course of events, the Vessel will not be able safely to enter and remain at the port or area or to depart after completion of loading or discharging. ~~The Vessel shall not be obliged to force ice but, subject-to-Owners prior approval, may follow ice-breakers when reasonably required, with due regard to its size, construction and class. If, on account of ice, the Master in his sole discretion considers it-unsafe to proceed to, enter or remain at the place of loading or discharging for fear of the Vessel being frozen in and/or-damaged, he shall be at liberty to sail to the nearest ice-free place and there await Charterers’ instructions.~~

28.	REQUISITION

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such government and costs incurred in respect of such requisition shall be for Owners’ account. The option granted to Charterers in sub-clause 19.3 shall not apply to periods of off-hire pursuant to this Clause 28.

29.	OUTBREAK OF WAR

Either party may cancel this Charter on the outbreak of war or hostilities between any two or more of the following countries: the United States of America, the Russian Federation, the United Kingdom, France and the People’s Republic of China thereby affecting vessel’s trading.

30.	WAR RISKS

30.1	For the purpose of this Clause, the words:

30.1.1	“Owners” shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

30.1.2	“War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, its cargo, crew or other persons on board the Vessel.

30.2	The Vessel, unless the written consent of Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, its cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after its entry into it, the Vessel shall be at liberty to leave it.

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30.3	The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where it shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

30.4	Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by Charterers to Owners at the same time as the next payment of hire is due.

30.5	If Owners become liable under the terms of employment to pay the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then such bonus or additional wages shall be reimbursed to Owners by Charterers at the same time as the next payment of hire is due.

30.6	The Vessel shall have liberty:-

30.6.1	to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

30.6.2	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

30.6.3	to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

30.6.4	to divert and discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

30.6.5	to divert and call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

30.7	If in accordance with their rights under the foregoing provisions of this Clause, Owners refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform Charterers.

31.	GENERAL AVERAGE

General Average shall be adjusted and settled in London in accordance with the York-Antwerp Rules, 1994 or any subsequent modification thereof.

32.	NEW JASON

If, notwithstanding Clause 31, General Average is adjusted in accordance with the law and practice of the USA, the following provision shall apply:-

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract or otherwise, the cargo, shippers, consignees

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or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery”.

33.	BOTH-TO-BLAME COLLISION

If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the USA, or the laws of any State which applies laws similar to those applied in the USA in the circumstances envisaged by this Clause 33, the following provision shall apply:-

“If the Vessel comes into collision with another vessel as a result of the negligence of the other vessel and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the Vessel, the owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying vessel or its owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-carrying vessel or its owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying vessel or its owners as part of their claim against the carrying vessel or carrier.

The foregoing provisions shall also apply where the owner, operators or those in charge of any vessel or vessels or objects other than, or in addition to, the colliding vessels or objects are at fault in respect of collision or contact.”

Whilst Charterers shall procure that all bills of lading and waybills issued under this Charter shall contain a provision in the foregoing terms, to be applicable where the liability for any collision in which the Vessel is involved falls to be determined under the preamble of this Clause 33, Charterers neither warrant nor undertake that such provision shall be effective. In the event that such provision proves ineffective Charterers shall, notwithstanding anything to the contrary herein provided, not be obliged to indemnify Owners.

34.	OIL POLLUTION PREVENTION

34.1	Owners undertake that the Vessel is a tanker owned by a member of the International Tanker Owners’ Pollution Federation Limited and will so remain throughout the period of this Charter.

34.2	When an escape or discharge of Oil occurs from the Vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then upon notice to Owners or Master, Charterers shall have the right (but shall not be obliged) to place on board the Vessel and/or have in attendance at the incident one or more Charterers’ representatives to observe the measures being taken by Owners and/or national or local authorities or their respective servants, agents or contractors to prevent or minimise Pollution Damage and to provide advice, equipment or manpower or undertake such other measures, at Charterers’ risk and expense, as are permitted under applicable law and as Charterers believe are reasonably necessary to prevent or minimise such Pollution Damage or to remove the threat of an escape or discharge of Oil.

34.3	The provisions of this Clause 34 shall be without prejudice to any other rights and/or duties of Charterers or Owners whether arising under this Charter or under applicable law or under any International Convention.

34.4	In this Clause the terms “Oil” and “Pollution Damage” shall have the same meaning as that defined in the Civil Liability Convention 1969 or any Protocol thereto.

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35.	EXCEPTIONS

35.1	The provisions of Article III (other than Rule 8 thereof, IV, IV bis, VII and VIII of the Schedule to the Carriage of Goods by Sea Act 1971 of the United Kingdom shall apply to this Charter and shall be deemed to be inserted in extenso herein. This Charter shall be deemed to be a contract for the carriage of goods by sea to which the said Articles apply, and no regard shall be had to Article I of the said Schedule. However, nothing in this Clause shall be deemed to modify, limit or exclude the parties’ rights and obligations as set out in Clauses 1, 9, 10, 11, 18 and 19 hereof.

35.2	Where a claim for indemnity is brought under this Charter, the defending party shall be entitled to rely on all defences and limitations, whether founded on contract, tort, legislation or convention, that the claimant could have relied on in the principal action or in relation to the principal claim.

35.3	Notwithstanding the aforesaid:

35.3.1	Where a claim for indemnity relating to a claim pursued by a third party is brought under this Charter, such claim shall be extinguished unless suit is commenced within twelve (12) months of the principal claim being settled by the parties thereto or determined by the final, unappealable judgment of a competent court.

35.3.2	All other claims shall be subject to the statutory limitation period.

36.	LAW

The construction, validity and performance of this Charter shall be governed by English Law. The High Court in London shall have exclusive jurisdiction over any dispute which may arise out of this Charter.

Notwithstanding the aforesaid, the parties may jointly elect to have any such dispute referred to arbitration in London pursuant to the Arbitration Act 1996 or any modification or re-enactment thereof for the time being in force and under the Terms of the London Maritime Arbitrators’ Association before a tribunal consisting of three arbitrators.

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In Witness Whereof the parties have caused this Charter to be executed as of the date first above written for and on behalf of

OWNERS

for and on behalf of

BP SHIPPING
CHARTERERS

This Charter Party is a computer generated copy of the BEEPEETIME 3 Charter Party form printed by authority of BP Shipping Ltd. using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original BP approved document shall apply. BP Shipping Ltd. and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

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ADDITIONAL CLAUSES TO M.T. “SENATORE” TIME CHARTER PARTY DATED

1. Owners warrant that the vessel’s air draft in ballast condition will not exceed 132 feet.

2. Speed/Consumption:

All consumption expressed in tonnes of IFO 380 per day, unless otherwise specified. Consumption up to Beaufort 5 included.

Ballast	Laden

14.5 knots on 37 mt	14.0 knots on 37.0 mt

Other consumptions:

Speed	Ballast	Laden
13 knots	24.5 mt	28.5 mt
13.5 knots	27.5 mt	32.5 mt
14 knots	31.5 mt	37.0 mt
14.5 knots	37.0 mt	41.0 mt
15 knots	41.5 mt	46.5 mt

Maintain Cargo Temperature upto 135 F: 10 mt Ifo

Increase Temperature from 44 To 66 C

(Air 0 Deg - Sea 5 Deg) in 96 Hours 120 mt Ifo/Total

Inerting all tanks by IGS 20 mt MGO DMA per 36 Hrs or 13.3 mt MGO DMA per day

Diesel generator idle 3.0 mt Ifo

Boilers idle 4.0 mt Ifo

Discharging in 24 hours 32.0 mt Ifo + 12.0 Mt of mgo

Loading 10.0 mt Ifo

Ballasting/Deballasting 8.0 mt Ifo X 12 Hrs

Butterworth all tanks about 36 hours 17.0 mt Ifo.

BP TIME 3 Additional Clauses

Index of Clauses

Mandatory Clauses

1. BP Vetting and Auditing Clause

2. BP Operating Manual Clause

3. BP HSSE Reporting Clause

4. BP OCIMF TMSA Clause

5. BP Oil Major Approvals Clause

6. BP Dry-docking Clause

7. BP Off-hire Duration Clause

8. BP Pumping Clause

9. BP Crude Oil Washing and Stripping Clause

10. BP Cargo Retention Clause

11. BP Terminal Questionnaires Clause

12. BP ISPS Clause for Time Charter Parties

13. BP Routing Code of Practice Clause

14. BP Vessel Tracking System Clause

15. BP USCG Inspection and TVEL Clause

16. BP Tank Presentation Clause

17. BP Heating Clause

18. BP Closed Loading and Sampling Clause

19. BP Cargo Control Room Manning Clause

20. BP Inert Gas System Clause

21. BP Clean Ballast Clause

22. BP Bunker Fuel Sulphur Content Clause

23. BP Indemnity Clause

24. BP Ethical Policy Clause

25. BP Facilitation Payments Clause

26. BP Trade Controls, Embargoes and Boycotts Clause

27. BP ISM Clause

28. BP Regulatory and Guideline Compliance Clause

29. BP H2S and Mercaptans Clause

30. BP Oil Pollution Insurance Certification and COFR’S Clause

31. BP ITWF Clause

32. BP Unique Identifier Clause and US Bureau of Customs and Border Protection Clause

33. BP Casualty and Emergency Response Notification Clause

34. BP Oil Spill Response and Emergency Contacts Clause

35. BP Commingling Clause

36. BP Confidentiality Clause

37. BP Notices Clause

38. BP Remeasurement Clause

39. BP Ballast Water Management Clause

40. BP New Building Clause

Charter Specific Clauses

41. BP Ice Strengthened Vessel Clause

42. BP Castellon Clause

43. BP Genoa Clause

44. BP Grangemouth Clause

45. BP Hamble Clause

46. BP Isle of Grain Clause

47. BP Jebel Dhanna Clause

48. BP Libya Clause

49. BP Ras Tanura Clause

50. BP Rotterdam Clause

51. BP Sidi Kerir Clause

52. BP Sullom Voe Clause

53. BP Trieste Clause

54. BP Turkish Straits Clause

55. BP Magellan Straits Routing Clause

56. BP Baltic Routing Clause

Mandatory Clauses

1. BP Vetting and Auditing Clause

(a) It is a condition precedent of this Charter that, prior to delivery, Owners and the Vessel successfully complete the Charterers’ Vetting and Approval Process. The Vetting and Approval Process shall include, but shall not be limited to, completion (to the Charterers’ satisfaction) of the following:

(i) an inspection of the Vessel; and

(ii) an audit and assessment of the management procedures of Owners and their Managers; and

(iii) a structural review of the Vessel.

(b) Prior to and immediately after delivery, and then at any time during the Charter Period, Charterers shall have the right to inspect the Vessel and to audit Owners’ and Managers’ management procedures to ensure that the Vessel, its certification and operating standards are maintained to Charterers’ continuing satisfaction and that Owners are complying fully with the provisions of this Charter.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, not less than once every six months, Owners shall request an inspection of the Vessel to be conducted by the Charterers to ensure that the Vessel, its certification and operating standards are maintained to Charterers’ continuing satisfaction. The cost of such bi-annual inspections shall be for Owners’ account.

(d) Following any inspection or audit carried out pursuant to this Clause, Charterers shall issue to Owners an inspection report in writing indicating any defect and/or deficiency and/or non-compliance. Owners shall rectify any defect and/or deficiency and or non-compliance identified in such inspection report as soon as is reasonably practical, but in any event no later than 30 days after receipt of Charterers’ inspection report. All costs of rectifying such defects and/or deficiencies and/or non-compliances shall be for Owners’ account, and the Vessel shall be off-hire for the period of any time thereby lost.

(e) If the Owners do not rectify any defects and/or deficiencies and/or non-compliances identified in any inspection report issued by Charterers pursuant to (d) above within 30 days after such inspection report has been issued to Owners, Charterers shall have the option to:

(i) put the Vessel off hire forthwith, until such time as any such defect and/or deficiency and/or non-compliance has been rectified; and/or

(ii) cancel this Charter,

provided that this option shall be declared by Charterers within 10 working days of the expiry of the 45 day period.

(f) Charterers shall be entitled to provide copies of any inspection report issued pursuant to this Clause to third parties and/or enter the findings contained in such inspection reports into data bases accessible to third parties (including but not limited to the SIRE data base).

(g) Neither the exercise, the non-exercise, nor anything done or not done, in the exercise or non-exercise of Charterers’ rights pursuant to this Clause, shall reduce the responsibility of Owners and/or the Managers and/or the Master to Charterers and/or third parties in respect of the Vessel, her maintenance and/or her operation, nor increase Charterers’ responsibilities to Owners or third parties for same.

2. BP Operating Manual

Owners acknowledge that they have been provided with a copy of the BP Operating Manual (Third Party Managers) and undertake that they and the Managers of the Vessel shall at all times comply with the requirements and recommendations therein.

3. BP HSSE Reporting Clause

(a) Charterers place prime importance on HSSE issues and require that its contractors and their sub-contractors subscribe to and actively pursue the highest standards of HSSE performance.

(b) Prior to delivery of the Vessel to Charterers at the commencement of the Charter Period, Owners and their technical managers (hereafter referred to as “Managers”) shall undertake an HSSE audit, in conjunction with Charterers and, on completion of such audit, develop an HSSE Action Plan based upon the audit findings in order to promote continual improvement in HSSE performance.

(c) Owners shall submit HSSE reports to Charterers in accordance with the provisions of the BP Operating Manual (Third Party Managers) for the duration of this Charter, including any periods during which the Vessel is off-hire for dry-docking, repair or any other reasons. In addition to reports from individual vessels directly on BP business, Managers will forward on a Quarterly basis, safety data for their entire fleet of tanker vessels.

(d) Any failure by Owners to comply with the requirements set out in (b) and (c) above will entitle Charterers to put the Vessel off-hire, until the requirements of (b) and (c) have been met.

4. BP OCIMF TMSA Clause

Owners warrant that they have completed a Tanker Management Self Assessment (“TMSA”) report and have submitted the same to OCIMF. Owners shall review and update the TMSA annually.

5. BP Oil Major Approvals Clause

(a) To the best of Owners knowledge the Vessel is acceptable for charter and/or terminal by the oil companies listed in Appendix A (Part 1 which shall read “BP, ExxonMobil, Shell, Chevron and Total”) attached hereto and shall maintain the validity of such approvals throughout the Charter Period. Owners shall have the Vessel inspected and accepted by the further oil companies listed in Appendix A (Part 2 which shall read “Statoil, Conoco and Valero”) and thereafter shall maintain the validity of such acceptances throughout the Charter Period.

(b) Owners shall advise Charterers immediately if any acceptance is not granted and of any change in status of any acceptances and advise when further inspections necessary to obtain or maintain such acceptance become due. Owners shall notify Charterers of the outcome of all such inspections as soon as completed and, in the event of an acceptance not being granted or being withdrawn, shall immediately take steps to rectify all deficiencies identified in the course of such inspection.

(c) In the event that any approval is not granted or re-instated, or such deficiencies are not rectified within 30 days of the inspection report being received by Owners, without prejudice to any other remedies available to them under this Charter, Charterers shall have the right within 10 days thereafter to:

(i) put the Vessel off-hire forthwith, until such time as such approval has been granted or re-instated and/or such deficiencies have been rectified; and/or

(ii) cancel this Charter; and/or

Always provided Vessel’s trading permitting and subject to inspectors’ availability to carry out such inspections.

6. BP Dry-docking Clause

(a) Owners warrant that, other than as expressly advised to Charterers in writing prior to entering into this Charter, the Vessel is scheduled to dry-dock during the Charter Period as follows:

During June 2009.

(b) If the minimum Charter Period is 6 months or more, and subject to paragraph (a) above, Owners shall have the right and obligation to dry-dock the Vessel for routine maintenance and surveys from time to time in accordance with the Vessel’s classification society rules or in case of emergency. On each occasion that they wish to dry-dock the Vessel, Owners shall give Charterers a minimum of six months’ approximate and 90 days’ definite notice (except in case of emergency) of the date and place at which they intend to dock the Vessel. Owners and Charterers shall co-operate to ensure that dry-docking of the Vessel is agreed to take place at a time and place which causes minimum disruption to the Vessel’s trading. Tank cleaning expenses for the purposes of dry-docking shall be for Owners account and disposal of slops generated by Charterers’ trading of the Vessel shall also be for Owners’ account.

(d) The Vessel shall be off hire from dropping outbound sea pilot at the last discharge port prior to dry-docking and shall remain off-hire until she is in a position no less favourable to Charterers than that at the commencement of the off hire. Owners shall give Charterers seven, three, two and one day(s) notice prior to redelivery from dry-docking, reconfirming or advising of any adjustment to the date and time previously given. Any service given or distance made good, including bunkers consumed, by the vessel while the vessel is off-hire shall be taken into account (i.e. credited to owners) in assessing the amount to be deducted from hire (to be consistent with the wording in clause 19.3 of the charter party).

(e) Upon completion of the dry-dock Owners shall, at their expense, redeliver the Vessel to Charterers with her tanks fully cleaned, inerted and ready to load, however Charterers shall, insofar as cleaning for drydocking may have reduced the amount of tank cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby.

7. BP Off-hire Duration Clause

(a) If any period of off-hire (other than a period off-hire relating to a scheduled dry-docking of the Vessel agreed with Charterers) exceeds or is expected to exceed 45 days, then, without prejudice to any other rights Charterers may have under this Charter, Charterers shall have the option of terminating this Charter by giving notice in writing to Owners. Termination shall take effect from the date on which such notice is received by Owners or from any later date stated in such notice.

(b) Upon termination in accordance with this Clause, Owners shall forthwith remit to Charterers any hire paid in advance and not earned as at the date of termination and any other monies owing, including but not limited to the cost of bunkers on board at the commencement of the off-hire period.

8. BP Pumping Clause

(a) For the purposes of this Clause:-

‘full cargo’ shall mean the full cargo capacity of the Vessel as described.

‘part cargo’ shall mean either the total cargo actually loaded, if less than full cargo capacity of the Vessel as described, or the quantity of each parcel loaded or discharged separately, as the context may require.

‘bulk discharge’ shall mean the period of time taken by the Vessel to discharge the full cargo or part cargo, as the case maybe, excluding any time during which only tank stripping and/or crude oil washing operations are being performed

(b) Owners undertake, always provided that the vessel is discharging at not more than one berth/terminal, that:

(i) the Vessel shall load the cargo at the maximum safe rate and in any event shall load a full cargo within a maximum period of twenty four (24) hours, or pro-rata in the case of a part cargo, provided always that the cargo is capable of being supplied within such time; and

the Vessel shall discharge at the maximum safe rate and in any event shall, in the case of cargoes of one or more segregated grades/parcels discharged concurrently or consecutively, discharge a full cargo within twenty-four (24) hours, or pro rata in the case of a part cargo, or shall maintain a minimum discharge pressure of seven (7) bar at the Vessel’s manifold throughout the bulk discharge, provided always that the cargo is capable of being received within such time or at such pressure. If restrictions are imposed by any terminal during discharge, or if physical attributes of such terminal restrict the discharge rate or pressure, Owners shall only be relieved of the aforesaid obligation for the period and to the extent such restrictions or attributes impede the discharge rate or pressure. The discharge terminal shall have the right to gauge discharge pressure at the Vessel’s manifold.

(c) Any additional time used as a result of the inability of the Vessel to load or discharge the full cargo within twenty-four (24) hours, or pro rata in the case of part cargo, or to maintain a minimum discharge pressure of seven (7) bar at the Vessel’s manifold throughout the discharge, or failure by the Vessel to meet any lesser performance required pursuant to a restriction imposed by the terminal, shall be for Owners’ account, and Charterers shall be able to deduct the additional time used at the hire rate from hire.

(d) In the case of multiple grades of cargoes where the total time taken to discharge the full cargo is in excess of twenty-four (24) hours (or pro-rata in the case of a part cargo) and the Vessel fails to maintain a minimum discharge pressure of seven (7) bar throughout the discharge, each grade carried will be assessed separately as follows:-

(i) The twenty-four (24) hours’ allowance (pro rated in the case of a part cargo) plus the appropriate crude oil washing allowance, if any, calculated in accordance with the Crude Oil Washing and Stripping Clause, shall be apportioned to each grade, which is discharged consecutively, in the ratio that the quantity of that grade discharged bears to the total quantity of all grades of cargo discharged consecutively. This ratio shall be calculated by dividing the quantity of each grade that is discharged consecutively by the aggregated bill of lading quantities for all grades discharged consecutively. For the purposes of this apportionment, where two (2) or more grades are discharge concurrently, the quantities so discharged shall be aggregated and treated as one grade.

(ii) The allowance apportioned to each grade pursuant to paragraph (ii) shall then be offset against the total time actually taken to discharge that grade. Any excess time will be for Owners’ account. However, if the Vessel maintains a minimum discharge pressure of seven (7) bar throughout the bulk discharge of a particular grade—then the time taken to discharge the grade will be for Charterers’ account.

(e) If the full cargo cannot be delivered to the Vessel at the rate requested by the Master or within the time allowed in paragraph (b) above or if any terminal is unable to receive the full cargo within twenty-four (24) hours or at a discharge pressure of seven (7) bar measured at the Vessel’s manifold, the Master shall present a Note of Protest (‘NOP’) to a terminal representative detailing any terminal restrictions and/or deficiencies as soon as they are imposed and/or become apparent and shall use all reasonable endeavours to have the NOP signed by the terminal representative. If the Master is unable to obtain a signature from the terminal representative he shall present a further NOP recording the failure of the terminal representative to sign the original NOP. In the case of restrictions imposed by the terminal or arising from physical attributes of any terminal, the Master shall ensure that such restrictions are clearly recorded in the Vessel’s Pumping Log.

(f) Should the Vessel fail to meet the agreed pumping performance in 50 percent of her cargo operations over a two months period, then Charterers shall have the right to cancel this Charter.

9. BP Crude Oil Washing and Stripping Clause

(a) Owners warrant that the Vessel is equipped with a fully functional Crude Oil Washing system and that the officers and crew are properly qualified (as evidenced by appropriate certification) and experienced in the operation of such system. Whilst Charterers may instruct Owners to carry out additional crude oil washing in all tanks that contained the cargo the Master shall, in any event, arrange for crude oil washing of the cargo tanks at the discharge port to the MARPOL minimum standard, as set out in the Vessel’s Crude Oil Washing Operation and Equipment Manual.

(b) Owners shall carry out crude oil washing concurrently with the discharge of the cargo and the Master shall provide a crude oil washing log identifying each tank washed, and stating whether such tank has been washed to the MARPOL minimum standard or has been the subject of additional crude oil washing.

(c) Owners shall, provided always that the Vessel maintains a minimum discharge pressure of seven (7) bar during bulk discharge or meets such lesser performance required pursuant to a restriction imposed by any Terminal or arising from physical attributes of the terminal, be allowed a period of not more than two (2) hours per segregated grade/parcel for final draining and stripping purposes unless such final draining and stripping is carried out concurrently with the discharge of another grade parcel. Any time taken for final draining and stripping purposes in excess of such allowance shall be for Owners’ account.

10. BP Cargo Retention Clause

If, during any voyage under this Charter, any quantity of cargo remaining on board the Vessel (‘ROB) upon completion of discharge is judged by an independent surveyor appointed by Charterers to be liquid and pumpable, or if Charterers can show that the ROB would have been liquid and pumpable if Owners and/or Master, officers and crew had followed Charterers’ instructions for the management of the cargo, then Charterers shall be entitled to the value of such ROB plus voyage freight due relating to such quantity of cargo remaining on board.

11. BP Terminal Questionnaires Clause

Owners are to provide completed questionnaires in a timely manner, in the format required by Charterers, for any loading or discharging terminals as and when required by Charterers throughout the Charter Period.

12. BP ISPS Clause for Time Charter Parties (replaced with BIMCO clause)

(a) (i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

(ii) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b) (i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

13. BP Routing Code of Practice Clause

Owners shall instruct the Master to observe regulations and recommendations as to traffic separation and routing as issued, from time to time, by responsible organisations or regulating authorities including, but not limited to, the IMO, the UK Chamber of Shipping (or equivalent), or as promulgated by the state of the flag of the Vessel or the state from which management of the Vessel is exercised.

14. BP Vessel Tracking System Clause

(a) Charterers may, from the date of entering into this Charter and throughout the duration of the Charter Period, employ an Inmarsat C tracking system on the Vessel. All registration and communication costs relating to this tracking system shall be for Charterers’ account. Charterers shall advise Owners when the system is operative and shall confirm termination upon redelivery.

(b) Owners shall supply the following information to Charterers:

Inmarsat C number (9 digits beginning with 4);

Manufacturer, make, etc;

Model Number and Serial Number; and

Terminal S/W version if known:

15. BP USCG Inspection and TVEL Clause

If the Trading Limits under this Charter include the United States of America, or any USA controlled territories, then any time lost at any port in the USA, or USA controlled territories, waiting for a USCG inspection and/or the issue of a Tank Vessel Examination Letter (“TVEL”) shall be for Owners account and the Vessel shall be off-hire for any time lost provided that the vessel calls the USA during the previous 12 months.

16. BP Tank Presentation Clause

Vessel to be delivered with either dirty or clean background at Owners’ option and with all tanks fully inerted.

17. BP Heating Clause

(a) Owners warrant that the Vessel is capable of receiving cargo at a maximum temperature of 75 degrees Centigrade.

(b) Charterers shall have the right to instruct Owners to maintain the loaded temperature of the cargo up to a maximum temperature of 135 degrees F. If the Vessel fails to maintain the required temperature, Owners shall be responsible for any resulting loss, damage, costs or expense incurred by Charterers (including, without limitation, any costs or expenses arising as a result of the Vessel being required to vacate the berth).

(c) Charterers shall have the right to instruct Owners to raise the temperature of the cargo above the loaded temperature up to a maximum temperature of 135 degrees F, provided that the voyage is of sufficient duration to permit the same.

18. BP Closed Loading and Sampling Clause

Owners warrant that the Vessel complies with, and shall be operated for the duration of this Charter in accordance with the recommendations regarding closed loading and closed discharge set out in the 1996 edition of ISGOTT as amended from time to time. If the Vessel has closed sampling equipment, such equipment shall be used, when appropriate, during this Charter.

19. BP Cargo Control Room Manning Clause

Whilst the Vessel is carrying out cargo operations at any loading or discharging port or place, the Vessel’s cargo control room shall at all times be manned by a least one officer having a good working knowledge of the English language.

20. BP Inert Gas System Clause

(a) Owners warrant that, insofar as required under the provisions of SOLAS, the Vessel is equipped with a fully functional Inert Gas System (“IGS”) which is in full working order and complies fully with Regulation 62, chapter II-2 of the SOLAS Convention 1974 (as modified by its Protocol of 1978 and any subsequent amendments) and that they shall so maintain the IGS for the duration of this Charter.

(b) Owners further warrant that the Master, officers and crew are properly qualified (as evidenced by appropriate certification) and experienced in the operation of IGS and that the IGS shall be operated in accordance with the operational procedures as set out in the IMO publication entitled ‘Inert Gas System’ (IMO 860E) as amended from time to time.

(c) Where equipped with an IGS, the Vessel shall arrive at all loading ports with her tanks fully inerted. In the event of any delay to the Vessel due to deficient or improper operation of the IGS, the Vessel shall be off-hire for the period of any time lost.

(d) If Charterers so require, Owners shall arrange for the Vessel’s tanks to be depressurised to facilitate gauging and sampling or to be de-inerted or gas freed to facilitate inspection. Any time taken to de-pressurise, gauge, sample and re-pressurise, or to de-inert or gas free, inspect and re-inert thereafter shall be for Charterers’ account.

21. BP Clean Ballast Clause

(a) The Vessel shall be delivered to the Charterer with clean ballast as defined in Regulation 1 (16) of the Regulations for the Prevention of Pollution by Oil in Annex 1 of MARPOL, unless otherwise agreed.

(b) During all tank cleaning, Owners shall ensure that all oily residues of a persistent nature are retained on board. Slops shall be separated into a single cargo tank and after maximum separation of free water, discharge the water separated overboard. In discharging all water separated as aforesaid, the Master shall comply with the requirements of the International Convention for the Prevention of Pollution from Ships 1973, as amended by it Protocol of 1978 (MARPOL  73/78), insofar as these do not conflict with any applicable laws to which the Vessel is subject.

22. BP Bunker Fuel Sulphur Content Clause

(a) Without prejudice to anything else contained in this Charter, Owners shall deliver the Vessel to Charterers with, and the Charterers shall thereafter supply to the Vessel, fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

The Owners shall indemnify, defend and hold harmless the Charterers, and the Charterers shall indemnify, defend and hold harmless the Owners, in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from any failure by either to comply with their respective obligations under this sub-clause (a).

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and

(ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone. Subject to having supplied the Vessel with fuels in accordance with sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s failure to comply with Regulations 14 and 18 of MARPOL Annex VI.

(c) For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency.

23. BP Indemnity Clause revised 6th November 2006

If an original Bill of Lading is not available at any discharge port to which the Vessel may be ordered by Charterers under this Charter, or if Charterers require Owners to deliver cargo to a party or at a port other than as set out in the Bill of Lading, then Owners shall nevertheless discharge such cargo in compliance with Charterers instructions, upon presentation by the consignee nominated by Charterers (the Receiver) of reasonable identification to the Master and in consideration of Charterers indemnifying Owners in the manner prescribed in the form of letter of indemnity agreed and published from time to time by the International Group of P&I Clubs addressing the relevant circumstances. Such indemnity shall be deemed to have been given when Charterers issue instructions to Owners pursuant to this Clause.

24. BP Ethical Policy Clause

Owners warrant that they, the Managers, Master and crew of the Vessel are aware of Charterers’ ethics and business policies, as set out in the BP Code of Conduct, entitled “Our commitment to integrity” (a copy of which is available on www.bp.com), and their application to third party contractors. Owners undertake to ensure that in the performance of their obligations under this Charter, they, the Managers, Master and crew shall at all times act consistently with and adhere to the principles in the BP Code of Conduct.

25. BP Facilitation Payments Clause

(a) The parties hereby agree that in the course of performing their respective obligations hereunder, they shall not make, nor shall they require the other party to make, any facilitation payment.

(b) For the purposes of this clause, a Facilitation Payment means a payment, gift or gratuity, whether in cash or in kind, to any governmental or quasi-governmental officer or other official in any country for the purpose of procuring the provision of any service or level of service which such officer or official is required to provide in the normal course of their employment or duty without such Facilitation Payment being made.

(c) Any such Facilitation Payment, or other departure from the requirements of this Clause, necessarily made to permit efficient or continued trading of the Vessel shall be reported to Charterers in a mutually agreed format.

26. BP Trade Controls, Embargoes and Boycotts Clause

Notwithstanding anything to the contrary contained herein, nothing in this Charter is intended, and nothing herein shall be so interpreted or construed, to induce or require either party hereto to act in any manner (including any failure to take any action in relation to a transaction) which is inconsistent with, penalised by or prohibited under any UK or USA laws, regulations, or other official UK or USA government requirements applicable to such party, relating to foreign trade controls, export controls, embargoes or international boycotts of any type.

27. BP ISM Clause

(a) Owners undertake that for the duration of this Charter, the Vessel and “the Company” (as defined in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the International Safety Management (ISM) Code) (the “ISM Code”)) shall comply with the requirements of the ISM Code. Charterers may at any time request an inspection of the relevant Document of Compliance and/or Safety Management Certificate, and upon receipt of such a request Owners shall forthwith provide the same.

(b) Without prejudice to any rights or remedies available to Charterers under the terms of this Charter or under the law applicable hereto, in the event of a breach of the above undertaking Charterers shall be entitled to put the Vessel off hire until such time as the Vessel is again compliant with the requirements of the ISM Code and any loss, damage, expense or delay following therefrom shall be for Owners’ account.

28. BP Regulatory and Guideline Compliance Clause

Throughout the period of this Charter, the Owners and the Vessel shall comply with all relevant regulations and guidelines issued by the IMO and OCIMF and, in the case of a Vessel carrying LPG or LNG, with the recommendations and guidelines issued from time to time by SIGTTO. In addition, all operations shall be carried out in accordance with the latest edition of ISGOTT 1996, and any amendments thereto issued from time to time.

29. BP H2S and Mercaptans Clause

(a) Owners undertake that prior to arrival at the load port the Hydrogen Sulphide (H2S) content in the Vessel’s tank atmosphere shall have been reduced, at Charterers time and expenses to below the lower of:

(i) The permissible exposure limit (“PEL”) as described in ISGOTT as amended from time to time.

(ii) Any PEL applicable by virtue of local or national law, rule or regulation.

NOTE – this will not apply for the 1st loadport under this charterparty.

(b) Where the Vessel calls at a port within the United Kingdom of Great Britain and Northern Ireland Owners further undertake, that upon arrival at port the components of the vapour in the tank atmosphere will be within the Occupational Exposure Standards stated in HSE Documentation EH40 set down in the Control of Substances Hazardous to Health Regulations, as amended from time to time. Currently these regulations contain, inter alia, the following limits: -

Hydrogen Sulphide (H2S)

Long-term exposure limit (8-hour TWA reference period)   5 ppm

Short-term exposure limit (15-minute reference period)       10 ppm

Mercaptoacetic Acid (C2H402S)

Long-term exposure limit (8-hour TWA reference period)   1ppm

(c) Owners further undertake that the previous cargo prior to delivery to Charterers had a Mercaptan level not greater than 400 ppm by weight and that prior to arrival at the load port the Mercaptans content in the tank atmosphere shall have been reduced to below 0.5 ppm by volume.

(d) Where the cargo loaded on board the Vessel has the potential to contain levels of H2S in the vapour space, then the Vessel’s cargo tank vapour spaces must be tested for H2S 24 to 48 hours before arrival at the discharge port. Charterers and the discharge terminal shall be informed of the resulting H2S levels, measured in parts per million (ppm) 24 hours prior to arrival at the discharge port. The method of H2S testing must also be advised and if the laden passage is less than 24 hours then testing is to take place as soon as possible and the results immediately advised to Charterers and the discharge terminal.

30. BP Oil Pollution Insurance Certification and COFR’S Clause

The Vessel shall have on board all certificates of Financial Responsibility (“COFRs”) in respect to oil pollution necessary for the required trade within the agreed trading limits, including but not limited to:

(a) the certificate of insurance required under the International Convention on Civil Liability for Oil Pollution damage and the protocols thereto; and

(b) United States Coast Guard Certificate of Financial Responsibility meeting the requirements of the United States Federal Oil Pollution Act 1990 (“OPA 90”).

31. BP ITWF Clause

Owners undertake to ensure that the terms of employment of the Vessel’s Master, officers and crew shall always remain acceptable to the International Transport Worker’s Federation (“ITWF”)and the Vessel will at all times carry an ITWF Blue Card or equivalent certification acceptable to ITWF.

32. BP Unique Identifier Clause and US Bureau of Customs and Border Protection Clause

(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Owners shall comply with the current US Customs regulations (19 CFR 4.7 and 178) or any subsequent amendments thereto and shall (unless Charterers request otherwise) undertake the role of carrier for the purposes of such regulations and shall:

(i) have in place a SCAC (Standard Carrier Alpha Code) and insert the same on each bill of lading;

(ii) have in place an ICB (International Carrier Bond);

(iii) submit cargo declarations by AMS (Automated Manifest System) to the US Customs; and

(iv) provide Charterers and Agents on request with details of the Unique Identifier in respect of all cargo carried

(b) The Charterers shall provide all necessary information to the Owners and/or their agents to enable the Owners to submit a timely and accurate cargo declaration.

(c) Owners warrant that they are aware of the US Bureau of Customs and Border Protection regulations for entering US ports (the “CBP Regulations”), including but not limited to those regulations issued on December 5th 2003 under Federal Register Part II Department of Homeland Security 19 CFR Parts 4, 103, et al, and Owners further warrant that they will comply fully with the CBP Regulations.

(d) The Owners shall assume liability for and shall indemnify, defend and hold harmless the Charterers against any loss and/or damage (excluding consequential loss and/or damage) and any expenses, fines, penalties and any other claims, including but not limited to legal costs, arising from the Owners’ failure to comply with any of the provisions of sub-clause (a) or failure to comply with the CBP Regulations, provided always that Charterers have, within a reasonable period after being requested by Owners, provided them with such information as is reasonably required to enable them to comply with the CBP Regulations. Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, [the period of such delay shall not count as laytime or, if the Vessel is on demurrage, as demurrage][the Vessel shall be off-hire for any time lost].

(e) The assumption of the role of carrier by the Owners pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

33. BP Casualty and Emergency Response Notification Clause

(a) In the event that the Vessel is involved in an accident or incident, the BP Casualty and Emergency Response Notification Procedure must be applied. For these purposes an accident or incident shall include any emergency, such as a fatality or any serious injury, allision, collision, grounding, fire, pollution or other incident where immediate assistance is required, where the progress of the voyage may be impacted or where adverse reaction from any authorities, media, non-governmental organisation (“NGO”) or the general public may be expected. These notifications should be made as early as is practical and safe.

(b) Subject to the location of the Vessel at the time of the accident or incident, notification shall be given immediately in the following manner:

In the case of a Vessel located from west of 30 degrees West to 180 degrees (Americas Region), notification shall be made by telephone to the BP Shipping USA Notification Centre in Naperville, Illinois by calling +1 630-961-6200, followed by a telex containing the words “BP Casualty” to BP Shipping USA sent to telex number 6738208.

(ii) In the case of a Vessel located from East of 30 degrees West to 180 degrees (Most of the World), by sending a telex containing the words “BP Casualty” to BP Shipping UK on telex number 290851 followed by a telephone call to the BP Shipping Emergency Telephone number in Sunbury, UK +44 1442 247147.

In either case, the words “BP Casualty” should appear at the beginning of the first line of text immediately following the telex address. The words “BP Casualty” must have no spaces, stops or commas between B and P, but may be in the upper or lower case. If the accident occurs within a port, the Master must copy all messages sent to BP Shipping to BP Shipping’s agent in the port.

(c) Notification by either telephone or telex should contain the following information:

The name of Vessel and her IMO Number;

The nature of emergency (collision, grounding etc.);

The position of the Vessel (Latitude, Longitude, port);

Local time, date and location of the incident:

The name, nationality and type of any other vessel involved;

The nature and extent of any damage:

Details of any fatalities and/or personal injuries;

The state of sea or weather (present and forecast);

The cargo type and quantity on board

If in port, the name of the owner of the installation and whether the Vessel is at a jetty,

CBM or SBM etc;

Whether towage is required;

In the event of a cargo spill, the message should also include:

the local time, date and location of the spill;

the type of oil (e.g. crude, black, white, lubes etc.);

the cause if known, e.g. overflow, hose burst defective shore pipeline, hull defect,

leaking ships valves etc;

Estimated quantity spilled;

Estimated rate of spill if continuing; and

Whether cleanup is being attempted:

Any other relevant comments; and

Time of origin of each report.

(d) The obligations set out in this clause are in addition to any statutory obligations, which Owners or State Authorities may require of the Master in the event of any accident or incident casualty.

34. BP Oil Spill Response and Emergency Contacts Clause

Owners shall advise Charterers of the names of Owners’ personnel together with the relevant telephone/fax/telex numbers of contacts available on a 24 hour basis in event of oil spill or emergency. Additionally, Owners shall advise Charterers of the names of Qualified Individuals for OPA 90 and other such oil spill response or contingency plans.

35. BP Commingling Clause

(a) Owners agree, if so requested by Charterers, to instruct the Master to commingle the cargo or cargoes loaded on board, always in strict compliance with safety rules, and subject to the technical characteristics of the Vessel

(b) Charterers warrant that any cargoes to be commingled or blended on board shall be stable and compatible and that no precipitation of solid deposits in cargo tanks, pipes, pumps, valves will occur.

(c) Charterers will hold Owners harmless and keep them fully indemnified against all costs, losses, claims (including, but not limited to, claims for contamination or quality deterioration or failure to meet any contractual specification) and expenses (including , but not limited to, legal expenses) caused by or in any way arising from Charterers’ instructions to commingle or blend on board. Any additional costs incurred as a result of commingling/blending operations are for Charterers’ account.

In the event of commingling or blending on board, Charterers shall return all three (3) original copies of all bills of lading issued in respect of the cargoes to be blended or commingled to Owners for cancellation. Upon return of the original copies of the bills of lading as aforesaid, Owners will issue replacement bills of lading in respect of the commingled or blended cargo as described by Charterers, which will state on their face:

the details from the bill of lading pursuant to which the cargoes were originally loaded, including the nature of the cargo, the original quantity loaded and the date and place of loading; and the place and date of the blending or commingling took place.

36. BP Confidentiality Clause

Details of this Charter are to remain private and confidential by all parties concerned, except so far as concerns such information as is required to be disclosed by either party to its employees, auditors, lawyers and affiliates who have a need to know such information in connection with the performance of this Charter, to any court or governmental authority requiring such, or to any other appropriate third party to the extent necessary to comply with any legal or governmental requirement.

37. BP Notices Clause

(a) Whenever written notices are required to be given by either party to the other party, such notices shall be sent by registered mail, courier, telex, e-mail or telefax or delivered by hand to the following addresses:

Notice to Charterers:

BP Shipping Limited

[                    ]

Attention: [    ]

Fax No. [            ]

Telephone No. [            ]

All e-mail correspondence to be addressed to:

[                                         ]

Notice to Owners:

Senatore Shipping Company Limited

C/O Scorpio Ship Management sam

9 blvd. Charles III

MC98000 Monaco

Telephone No.             +377 97985700

Fax No.                       +377 92053146

All e-mail correspondence to be addressed to:

management@scorpio.mc

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given.

(b) Any notice required under this Charter to be given in writing shall be deemed to be duly received only:

In the case of a telex, at the time of transmission recorded on the message if such time is within normal business hours between 09:00 hrs and 17:00 hrs on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt, subject in both cases to an acknowledgment being received by automatic telex answer back response.

In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours between 09:00 and 17:00 hrs on a working day at the place of receipt, otherwise at the commencement of normal business on the next working day.

In the case of a telefax, at the time of transmission recorded on the message if such time is within normal business hours between 09.00 a.m. and 05.00 p.m. on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt, subject in both cases to an acknowledgment being received by telefax.

In the case of e-mail, on the day of receipt if received within normal business hours between 09.00 a.m. and 05.00 p.m. on a normal working day at the place of receipt, or otherwise at the commencement of normal business hours on the next working day.

38. BP Remeasurement Clause

Charterers shall have the right to request that the Vessel is remeasured to comply with particular port restrictions. In such case, the costs of remeasurement shall be for Charterers’ account.

39. BP Ballast Water Management Clause

Owners warrant that the vessel shall comply with all mandatory ballast water requirements at Charterers’ time and expense. The Owners shall assume liability for and shall indemnify, defend and hold harmless the Charterers against any loss and/or damage (excluding consequential loss and/or damage) and any expenses, fines, penalties and any other claims, including but not limited to legal costs, arising from the Owners’ failure to comply with any such provisions. Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall be off-hire for any time lost.

40. BP New Building Clause DELETED

Charter Specific Clauses

41. BP Ice Strengthened Vessel Clause DELETED

42. BP Castellon Clause

If the Vessel is to discharge at Castellon CBM, provided Charterers advise Owners in reasonable time to provide the requisite mooring ropes as below, Owners undertake that the Vessel shall, inter alia, comply with the following requirements:

(a) The Vessel shall be fitted with two working anchors with a minimum of 12 shackles of chain on each anchor; and

(b) The Vessel shall replace the existing 2 x 220m wire ropes on mooring drums with 2 soft mooring ropes on drums plus 2 soft mooring ropes made fast on main deck bitts on the after end of the main deck forward of the accommodation, each having a minimum length of 250 metres; and

(c) The Vessel shall be fitted with 6 wire ropes on mooring drums plus 2 soft mooring ropes made fast on poop deck bitts (mixed mooring), each having a minimum length of 220 metres; and

(d) The mooring lines shall be in good condition and be either synthetic ropes with a minimum breaking load at least equal to that of the Vessel’s class approved mooring outfit or wires of equivalent strength fitted with synthetic rope tails as specified in the latest edition of the OCIMF publication “Mooring Equipment Guidelines”. Where low stretch synthetic ropes are used as mooring lines (such as those carrying the brand name “Dyneema” or Steelite”) they shall also be fitted with the same synthetic rope tails; and

(e) The Vessel shall be capable of maintaining on board a minimum of 33% of her summer deadweight as cargo and/or ballast at all times with her propeller fully immersed and with seaworthy trim.

(f) When carrying Crude Oil which has a pour point of 5 degs C or lower, the vessel must be capable of flushing the shore line with 4,000 cubic meters of seawater.

43. BP Genoa Clause

(a) If the Vessel is to discharge at Genoa, Owners undertake that the Vessel shall, inter alia, comply with the following requirements: -

the Master shall prepare a full discharge plan (supported by, without limitation, trim and stability information and the Crude Oil Washing Manual) in advance and upon arrival of the Vessel shall seek authorisation from the port authority to maximise the Vessel’s trim by the stern (always consistent with the safety of the Vessel, her crew and cargo) in order both to maximise and expedite cargo discharge;

(ii) the OCIMF recommendations for manifolds;

the Vessel shall be equipped with 1” ASA 150 flange or screw connection of 0.5” NPT; and

(iv) the Vessel shall be equipped with closed ullaging/ sampling/dipping points, which are to have approved calibrations.

(b) If the Vessel is to discharge at the Single Point Mooring Tower or the Single Buoy Mooring Owners undertake that the Vessel shall, inter alia, comply with the following additional requirements:-

(i) the OCIMF recommendations for Single Point Mooring, manifolds and associated equipment. (Smit Brackets are not acceptable);

(ii) the Vessel’s air draught shall not exceed 47.9 metres at any time; and

(iii) the Vessel shall present 2x16 inch manifolds on the port side.

(c) Owners undertake that the Vessel shall discharge a full cargo, as defined in Clause 19 of this Charter, within twenty-four (24) hours, or pro rata thereof in respect of a part cargo, from the commencement of pumping, or that the Vessel shall maintain a minimum discharge pressure of seven (7) bar at the Vessel’s manifold throughout the period of discharge, provided that the receiving facilities are capable of accepting discharge of the cargo within such time or at such pressure. If additional crude oil washing is requested by Charterers then the period referred to in the first paragraph under Clause 19.3.2 of this Charter shall be increased by twenty-five percent (25%).

(d) The receiving facilities at Genoa shall have the right to gauge the discharge pressure at the Vessel’s manifold by whatever means they deem appropriate including, but not limited to, installation of duly certified portable pressure recorders outboard of the Vessel’s manifold. The pressure graph shall be signed jointly by a senior officer of the Vessel and a Terminal representative (and, if applicable, a Charterers’ representative) on completion of discharge. The pressure graph shall constitute evidence of the pumping performance of the Vessel for the purpose of this Clause.

44. BP Grangemouth Clause DELETED.

45. BP Hamble Clause DELETED.

46. BP Isle of Grain Clause DELETED.

47. BP Jebel Dhanna Clause

If the Vessel is to load or discharge at Jebel Dhanna and/or Ruwais Petroleum Port, Owners undertake that:

(a) the Master shall advise ADCO/ADPPOC of the Vessel’s ETA at Jebel Dhanna/Ruwais 72 hours, 48 hours, 24 hours and 12 hours prior to the Vessel’s arrival, in addition to the requirements of Clause 4 of this Charter.

(b) the Vessel shall, inter alia, comply with the following requirements:-

(i) the Vessel’s air conditioning system shall be fully operational during the summer months (from the 1st of April until the 30th September, both dates included);

(ii) all portholes, windows and doors shall be kept closed and all access doors shall be closed after use;

(iii) positive pressure shall be maintained in the accommodation with the air conditioning on recirculation; and

(iv) the Master shall not permit any diesel generators to be operated on deck during cargo operations.

48. BP Libya Clause

(a) If the Vessel is to load at a port in Libya, Owners undertake that the Vessel shall, inter alia, comply with the following requirements: -

(i) The Master shall, upon sailing from the last port of call, inform the agents in Libya of the following vessel information: -

(aa) name,

(bb) call sign,

(cc) nationality/flag,

(dd) name and address of Owners,

(ee) name and nationality of the Master,

(ff) number of crew and passengers,

(gg) gross tonnage, net tonnage, summer DWT,

(hh) LOA,

(ii) beam,

(jj) name of last port,

(kk) date and time of sailing last port,

(11) name of next port in Libya,

(mm) type of cargo to be loaded/discharged and (nn) ETA.

(ii) 24 hours before the Vessel’s arrival at one of the designated Libyan approach reporting points, the Master should forward the above details to the nearest Coast Guard Station and again to the Libyan agents. In addition, the following information should also be supplied:- (1) position, (2) speed, (3) course, (4) Approach Reporting Point to be used, (5) sea condition, (6) Vessel condition.

(iii) the Vessel shall have on board the discharge certificate in respect of the last cargo of crude or products, if any, which she loaded at a Libyan port. This certificate shall have been countersigned by the relevant authorities at the port at which the Vessel discharged such cargo.

(b) Any delays arising as a result of Owners’ failure to comply with this Clause shall count as a period off hire and Charterers shall be entitled to recover, by deduction from hire, any losses, damages, costs or expenses arising as a result of Owners’ failure so to comply.

49. BP Ras Tanura Clause

(a) If the Vessel is to load at either the Ras Tanura and/or Juaymah terminals, Owners undertake that the Vessel shall, inter alia, comply with the following requirements: -

(i) when berthing, the Vessel trim shall not exceed 0.7% of the ships length by the stern at a Single Buoy Mooring (“SBM”), or 1.5% of the ships length by the stern at a sea island or jetty, with the propeller fully immersed. The maximum stern trim of the Vessel at all other times shall be no more than 1.5% of its length overall, with the propeller fully immersed. The Vessel shall be able either to load, deballast or load and deballast simultaneously, in order to maintain the requisite stern trim;

(ii) the Vessel shall be capable of deballasting within a time which Saudi Aramco considers normal; and

(iii) until such time as the Vessel is safely alongside, she shall retain on board a quantity of clean ballast sufficient to ensure safe handling during her passage to the berth.

(b) If the Vessel is to load at an SBM at Juaymah, Owners undertake that the Vessel shall, inter alia, comply with the following additional requirements:-

(i) the Vessel shall comply in all respects with the OCIMF recommendations for mooring at SBMs and all the OCIMF recommendations in respect of manifolds and associated equipment;

(ii) the Vessel shall be fitted with a minimum of two (2) bow chain stoppers; and

(iii) the Vessel shall have a hose-handling crane or derrick with a minimum safe working load of 15 tonnes.

(c) If the Vessel is to load at a sea island or jetty at Ras Tanura, Owners undertake that the Vessel shall, inter alia, comply with the following additional requirements:-

(i) wire lines shall be reeled on to winches with brakes set at sixty (60) % of MBL and deployed as follows: -

SDWT	Wire lines required	Recommended
75-160,000 tonnes	8	12
161- 250,000 tonnes	10	12
251-300,000 tonnes	12	14
301-350,000 tonnes	12	16
Over 350,000 tonnes	14	16

(ii) all mooring equipment shall comply with the OCIMF recommended standards appropriate to the size of the Vessel.

50. BP Rotterdam Clause

If the Vessel is to discharge at the NEREFCO Terminal in Rotterdam, Owners undertake that the Vessel shall comply with the following requirements:-

(a) the Vessel’s inert gas pressure shall be reduced to a minimum, positive safe level in accordance with the port requirements prior to arrival at Rotterdam; and

(b) the height of the Vessel’s manifold shall throughout discharging be a maximum of 25 metres above sea level.

51. BP Sidi Kerir Clause

If the Vessel is to load at Sidi Kerir, Owners undertake that the Vessel shall comply with the following requirements:-

(a) the Vessel shall carry on board an up to date copy of Chart No. BA 3325; on arrival the stern trim of the Vessel shall not exceed 3 metres, with the propeller completely immersed;

(b) whilst moored to the buoy, at no such time shall the vessels trim exceed 4.5 meters at the stern;

(c) the Vessel must maintain a minimum of 25% SDWT at all times;

(d) the Vessel shall be able to load and deballast simultaneously whilst maintaining proper cargo/cargo and cargo/ballast segregation;

(e) the Vessel shall be equipped with Bow Panama Fairlead in accordance with OCIMF recommendations for vessels mooring to SBM’s;

(f) the Vessel shall contact the Terminal (as such term is defined under Clause 6.3.3 of this Charter) no later than six (6) hours prior to her arrival, and be prepared to increase the quantity of ballast on board should the prevailing weather conditions deem it necessary;

(g) the Vessel shall be equipped with a derrick/crane with a minimum SWL 10mt;

(h) the Vessel shall present 3 x 16 inch 150 ASA manifold flanges on the port side.

52. BP Sullom Voe Clause

(a) If the Vessel is to load at Sullom Voe, Owners undertake that the Vessel shall, inter alia, comply with the following requirements:-

(i) the Vessel shall have a minimum of 35% of its current summer deadweight comprising of ballast, bunkers, stores and water;

the Vessel shall be equipped with an aft facing accommodation ladder complying with the Merchant Shipping (Pilot Ladders and Hoists) Regulations 1987, and be in compliance with SOLAS Chapter 5, Regulation 23, Section 3.1.5 (the lower end of the accommodation ladder shall rest firmly against the Vessel’s side with the gangway secured);

the Vessel shall be equipped with either a pure wire mooring system or an equivalent synthetic mooring system. If rope tails are fitted to mooring wires they shall have a breaking strength of a minimum of 25% greater than the breaking load of the pure wires. All moorings and mooring operations shall be conducted in accordance with the OCIMF “Guidelines and Recommendations for the Safe Mooring Of Large Ships at Piers and Sea Islands”. Mooring operations shall be under the control of the pilot and the Vessel’s crew shall not heave up on the mooring lines until instructed to do so.

(iv) the Vessel shall present manifolds of 16 inch diameter, class ASA 150 with a minimum 500 mm between flanges or reducer / spool pieces such that the quick closing coupler may operate without restrictions; and

(v) the Vessel shall be capable of loading cargo at a rate greater than the following minimum bulk rates and of deballasting within the following maximum periods as appropriate:-

Ship’s Size (Tonnes SDWT)	Minimum Cargo Loading Rate	Maximum Deballasting Time
Up to 81,283	7.5% of SDWT/Hour	5 hrs 30 mins
81,284 to 162,567	6.6% of SDWT/Hour	8 hrs 40 mins
162,568 to 325,134	5.8% of SDWT/Hour	11 hrs 10 mins
Over 325,135	4.5% of SDWT/Hour	13 hrs

(b) If the Vessel’s cargo acceptance rate is less than the relevant minimum rate specified above or if her deballasting time exceeds the relevant maximum time specified above the excess time required to complete loading shall count as a period off hire and Charterers shall be entitled to recover, by deduction from hire, any losses, damages, costs or expenses arising as a result of Owners’ failure so to load.

53. BP Trieste Clause

(a) If the Vessel is to discharge at Trieste, Owners undertake that the Vessel shall, inter alia, comply with the following requirements:-

(i) further to the provisions of Clause 12 of this Charter, the cargo on board the Vessel shall remain sealed and shall be kept under positive inert gas pressure, throughout the Vessel’s stay alongside the berth;

(ii) the inert gas plant is in full working condition with all associated equipment satisfactorily inspected and tested, the scrubber outflow being, at all times free of soot; and

(iii) the Vessel shall be equipped with closed ullaging/sampling/dipping points, which are to have approved calibrations.

(b) Owners further undertake that all cargo and crude oil washing lines and associated equipment have been satisfactorily inspected and tested within 30 days of the Vessel’s arrival at Trieste. In particular, but without prejudice to the foregoing, the pressure test is not to have revealed any leaks or abnormalities in the systems. All associated control equipment and instrumentation shall be fully operational.

(c) Owners further undertake that the Vessel conforms to all requirements under European Council Directive 95/21/EC (incorporated into English Law under the Merchant Shipping (Port State Control) Regulations 1995).

(d) If, when the Vessel is inspected by the authorities to ascertain compliance with the said Directive, the Vessel is delayed by reason of non-compliance with any requirement thereunder, then the period of any such delay shall not count as laytime or, if the Vessel is on demurrage, as demurrage.

(e) The foregoing shall in no way to be construed as a representation by Charterers as to the relevant port requirements, nor shall Owners’ compliance with the above relieve Owners of their obligations under this Charter.

54. BP Turkish Straits Clause

(a) For the duration of this Charter, if the Vessel is to proceed, whether laden or in ballast, through the Straight of Istanbul (the Bosphorus), Sea of Marmara and /or the Strait of Canakkale (the Dardanelle’s) (hereinafter collectively described as the ‘Turkish Straits’), Owners undertake that they, the Master and the Vessel shall, inter alia, comply with all rules, regulations and recommendations contained in the “Maritime Traffic Regulations for the Turkish Straits and the Marmara Region, 1998” as amended or re-issued from time to time and the “Strait of Istanbul, Sea of Marmara and the Strait of Canakkale Routeing Guide, No.9000 of 1999”, as amended or re-issued from time to time, and in particular (without prejudice to the generality of the forgoing), comply with the following provisions:

(i) the Master shall familiarise himself, and comply with all rules, regulations and recommendations laid down in any ship/traffic reporting schemes in operation during the period of this charter for the transiting of the “Turkish Straits”, and

(ii) the Vessel shall take qualified Pilots for the transit of both the Straits of Istanbul (the Bosphorus) and the Straits of Canakkale (the Dardanelle’s), and

(iii) Vessels having a maximum draft of 15 metres or more and/or having an overall length of 200 meters or more shall navigate both the Straits of Istanbul (the Bosphorus) and/or the Straits of Canakkale (the Dardanelle’s) in daylight only, and

(b) Owners shall ensure that the Master and Vessel comply with the forgoing provisions on each and every occasion on which the Vessel transits the “Turkish Straits” in connection with the performance of their obligations under this Charter, including for the avoidance of doubt when transiting the “Turkish Straits”:

(i) from west to east in order to load a cargo or part cargo hereunder and/or

(ii) from east to west, having discharged a cargo or part cargo hereunder.

in each case, unless the Vessel is at the time of transit under charter to a party other than the Charterers.

(c) Owners shall appoint Charterers’ Agents/Pilots at Istanbul, and such Agents/Pilots shall be employed, instructed and paid by Charterers,

55. BP Magellan Straits Routing Clause

Owners warrant that the Vessel will not route via the Magellan Straits when transiting from The Southern Atlantic Ocean to the Southern Pacific Ocean, or vice versa.

56. BP Baltic Routing Clause

If, in the course of performing this Charter (including any ballast passage from the last discharge port under any previous fixture, prior to delivery to Charterers), the Vessel proceeds to or from the Baltic Sea, including the East coast of Denmark and the West coast of Sweden, whether laden or in ballast, Owners warrant that they will comply with the following provisions with regard to routing and the use of pilots:

(a) Laden Vessels of 40,000dwt or greater

(i) A Pilot must be employed by the Vessel, in line with the IMO Ships Routing (7th Edition), on any inward passage from the Skaw and on any outward passage to the Skaw, if proceeding to or from:

(aa) East Coast of Jutland or Belt ports;

(bb) Baltic ports, if the Vessel is required by virtue of its draught to transit the Great Belt. Deep draughted vessels must use “Route T” designated by the Danish Government, and be guided by the Pilot’s advice.

(ii) A Sea Pilot shall be employed by the Vessel when proceeding along the Swedish coast towards Hoganas/Elsinore.

(iii) Vessels outward bound from the Baltic must embark a Pilot at Bornholm. (IMO recommends all vessels with a draught of 11 meters should engage local pilotage services).

(b) Laden Vessels of less than 40,000 dwt

(i) Sea pilotage is optional. If deemed necessary by the Master, a Pilot may be employed by the Vessel on inward passage from the Skaw and on outward passage to the Skaw. However, a Pilot must be employed by the Vessel, in line with the IMO Ships Routing (7th Edition), on inward passage from Grenna and on outward passage to Grenna if proceeding to or from:

(aa) East Coast of Jutland or Belt ports;

(bb) Baltic ports, if the Vessel is required by virtue of its draught to transit the Great Belt. Deep draughted vessels must use “Route T” designated by the Danish Government, and be guided by the Pilot’s advice; or

(cc) when navigating The Sound

(ii) A Sea Pilot shall be employed by Vessels proceeding along the Swedish Coast towards Hoganas/Elsinore.

(iii) Vessels outward bound from the Baltic may embark a pilot at Bornholm, but must embark a pilot from Gedser

(c) Vessels of 40,000 dwt or greater, in ballast

(i) Sea pilotage is optional. If deemed necessary by the Master, a Pilot may be employed by the Vessel on inward passage from the Skaw and on outward passage to the Skaw. However, a Pilot must be employed by the Vessel, in line with the IMO Ships Routing (7th Edition), on inward passage from Grenna and on outward passage to Grenna if proceeding to or from:

(aa) East Coast of Jutland or Belt ports; or

(bb) Baltic ports, if the Vessel is required by virtue of its draught to transit the Great Belt. Deep draughted vessels must use “Route T” designated by the Danish Government, and be guided by the Pilot’s advice.

(ii) Vessels outward bound from the Baltic may embark a pilot at Bornholm, but must embark a pilot from Gedser.

(iii) Such Vessels shall not transit of The Sound.

(d) Vessels less than 40,000 dwt, in ballast

(i) Sea pilotage is optional. If deemed necessary by the Master, a Pilot may be employed by the Vessel on inward passage from the Skaw and on outward passage to the Skaw. However, a Pilot shall be employed by the Vessel, in line with the IMO Ships Routing (7th Edition), when navigating The Sound.

(ii) For Southbound transit of The Sound pilots must be embarked from Elsinore to Drogden. For Northbound transit of The Sound pilots must be embarked from Drogden to Elsinore.

(iii) For ballasted passages using the Great Belt, pilotage is not required. However, Masters should be guided by advice relating to pilotage from Charterers’ agents when proceeding between ports in this area, or when ice conditions indicate that additional pilotage advice may be necessary.

Notwithstanding anything provided in this clause, pilots ordered in accordance thereto shall be for Charterers accounts.

57. TOPIA 2006 Clause (Issued 6th November 2006)

Owners warrant that they are a Participating Owner (as defined in the Tanker Oil Pollution Indemnification Agreement 2006 (TOPIA 2006)) and that the vessel is entered in TOPIA 2006 and shall so remain throughout the period of this Charter, provided always that:-

i) the Vessel is and remains a Relevant Ship as defined in clause III of TOPIA 2006; and

ii) TOPIA 2006 is not terminated in accordance with clause IX of that agreement.

OWNERS CLAUSES

Marine growth

If the Vessel stays or is laid up for more than 20 days in a port and/or anchorage and/or berth, then Owners to notify Charterers that the Vessel’s performance may be affected and Owners will not be responsible for changes in the Vessel’s description of speed and consumptions, until the Vessel’s hull has been scrubbed which Owners shall arrange at their and Charterers’ earliest convenience, and which shall be at Charterers’ time and expense.(see clause 21 of main terms).

Additional trading exemptions

The vessel is not to be used as a shuttle tanker however Owners are willing to discuss use of the vessel as a shuttle tanker subject to mutual agreement of revised terms and conditions which shall include revision of the commercial terms.

ADDENDUM NO. TO 1

M.T. “SENATORE”

TIME CHARTER PARTY DATED LONDON 20TH JULY 2007

IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED between SENATORE SHIPPING COMPANY LIMITED of Ajeltake Road - Ajeltake Island, Majuro MH 96960 Marshall Islands, Owners, and BP SHIPPING LIMITED,

Charterers, under Time Charter Party dated London 20th July 2007, that:

1.	A commission of 1.25% is payable to H. Clarkson & Co. Ltd.

2.	Except as herein provided and so far as maybe otherwise necessary to give effect to the foregoing provisions, the terms, conditions and exceptions of the Time Charter Party shall remain unaltered.

WITNESS TO THE SIGNATURE OF

/s/ Alberto Faraldo
Alberto Faraldo - Director
WITNESS TO THE SIGNATURE OF

CHARTERING MANAGER

Addendum No. 1
London, 30th January 2009	Executed in Duplicate

ADDENDUM NO. TO 2

M.T. “SENATORE”

TIME CHARTER PARTY DATED LONDON 20TH JULY 2007

IT IS HEREBY MUTUALLY UNDERSTOOD AND AGREED between SENATORE SHIPPING COMPANY LIMITED of Ajeltake Road - Ajeltake Island, Majuro MH 96960 Marshall Islands, Owners, and BP SHIPPING LIMITED, Charterers, under Time Charter Party dated London 20th July 2007, that:

1.	Goa transit

Vessel to have the liberty to join the first available convoy/controlled routes in force in Goa and to remain fully on hire during all waiting time necessary to exercise the liberty as above — Owners/Master must always exercise their best endeavor to minimize delays.

For sake of clarity, if Owners/Master cause the vessel to miss the first available convoy once arrived at the joining area, all time lost waiting for the next convoy will be for Owners’ account.

It is agreed that in the event of capture vessel to remain on-hire except where off-hire provisions apply under governing Time Charter Party and/or where some other exception under the charter may apply (e.g. Owners’ breach), unless such off-hire arises as a direct consequence of the kidnapping. Owners re-confirmed that the vessel will follow the GUIDANCE TO THE INTERNATIONAL MARITIME COMMUNITY OPERATING IN THE GULF OF ADEN Issued by the Maritime Security Centre -EU NAVFOR SOMALIA (website www.mschoa. org).

/cont.

2.	Except as herein provided and so far as maybe otherwise necessary to give effect to the foregoing provisions, the terms, conditions and exceptions of the Time Charter Party and Addendum No. 1 shall remain unaltered.

WITNESS TO THE SIGNATURE OF

/s/ Alberto Faraldo

Alberto Faraldo - Director
WITNESS TO THE SIGNATURE OF

Addendum No. 2
London. 12th February 2009	Executed in Duplicate

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